TEMPLETON GLOBAL SMALLER COMPANIES FUND
                                       AND
                    TEMPLETON FOREIGN SMALLER COMPANIES FUND
               A Series of Franklin Templeton International Trust
                           (collectively, the "Funds")

                  ADDITIONAL INFORMATION RELATING TO THE FUNDS:

                                                           December 12, 2007

Dear Shareholder:

We recently mailed you proxy materials relating to proposals to be voted on at a Special Joint Meeting of Shareholders of the Funds scheduled for January 4, 2008.

Please be advised of the following additional information relating to the approval of new subadvisory agreements for Templeton Foreign Smaller Companies Fund (a series of Franklin Templeton International Trust) and Templeton Global Smaller Companies Fund.

As noted on pages 12 and 13 of the proxy statement, the Boards of Trustees of each Fund recommended approval of Subadvisory Agreements with Templeton Investment Counsel, LLC in order for the Funds to retain the services of Cynthia
L. Sweeting as a manager of each Fund. Please be advised that, although Ms. Sweeting will remain an officer of Templeton Investment Counsel, LLC, she will become an employee, and assume the role of President, of an affiliated investment adviser, Templeton Global Advisors Limited. Ms. Sweeting will assume these new responsibilities effective December 31, 2007, and will relocate to Nassau, Bahamas.

As a result of Ms. Sweeting's additional responsibilities, Mr. Harlan Hodes, a Portfolio Manager with Templeton Investment Counsel, LLC, will serve as an additional portfolio manager to each Fund. Mr. Hodes joined Franklin Templeton Investments in 2001. Ms. Sweeting will continue to support the management of the Funds, but the day-to-day management of the Funds will be with Mr. Radin, as primary portfolio manager, and Mr. Hodes, as principal back-up manager.

                               IMPORTANT REMINDER:

                 PLEASE VOTE YOUR SHARES BEFORE JANUARY 4, 2008

If you have not yet voted on the important matters described in the proxy statement, we urge you to sign and return your ballot so that your vote is counted.

                             YOUR VOTE IS IMPORTANT!

For the reasons set forth in the proxy materials previously mailed to you, EACH FUND'S BOARD OF TRUSTEES BELIEVES THE PROPOSALS ARE IN THE SHAREHOLDERS' BEST INTEREST AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH PROPOSAL.

We encourage you to vote TODAY using one of the following convenient options:

1. VOTE BY PHONE. You may cast your vote by calling the toll-free number listed on the enclosed proxy card. Have your proxy card in hand in order to follow the recorded instructions.

2. VOTE BY INTERNET. You may cast your vote by logging onto the Web address listed on the enclosed proxy card. Have your proxy card in hand in order to follow the instructions given on the Web site.

3. VOTE BY MAIL. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions about the proposal, you may call Computershare Fund Services, the Funds' proxy solicitation firm, toll free at 1-866-492-5764. As a helpful reminder, you may receive a call from a representative of Computershare Fund Services encouraging you to vote. When you provide instructions by phone or online, Computershare Fund Services will be authorized to deliver your proxy on your behalf.

                   YOUR VOTE IS IMPORTANT! PLEASE VOTE TODAY!

The Funds' shareholders are advised to read the Proxy Statement and other proxy materials, which have been filed with the U.S. Securities and Exchange Commission (the "SEC"), because they contain important information. The Proxy Statement, and other documents, are available for free at the SEC's website (WWW.SEC.GOV) or by calling Franklin Templeton Investments at 1-800-DIAL-BEN (1-800-342-5236).